Exhibit 99.1

FOR IMMEDIATE RELEASE

October 2, 2017

Sorrento THERAPEUTICS appoints Mr. DORMAN FOLLOWWILL and Mr. Dave lemus to the board of directors.

SAN DIEGO, October 2, 2017 /PRNewswire/ -- SAN DIEGO, - Effective September 26, 2017, the Board of Directors (the “Board”) of Sorrento Therapeutics, Inc. (Nasdaq: SRNE) appointed each of Dorman Followwill and David Lemus as an independent director of the Company.

Mr. Followwill will serve as a member of the Compensation Committee of the Board and Mr. Lemus will serve as a member of the Audit Committee of the Board.

Dorman Followwill, age 54, has been Senior Partner, Transformational Health at Frost & Sullivan, a business consulting firm involved in market research and analysis, growth strategy consulting and corporate training across multiple industries, since 2016. Prior to that time, he served in various roles at Frost & Sullivan, including Partner on the Executive Committee managing the P&L of the business in Europe, Israel and Africa, and Partner overseeing the Healthcare and Life Sciences business in North America, since initially joining Frost & Sullivan to help found the Consulting practice in January 1988. Mr. Followwill has more than 30 years of organizational leadership and management consulting experience, having worked on hundreds of consulting projects across all major regions and across multiple industry sectors, each project focused around the strategic imperative of growth. He obtained his BA from Stanford University in The Management of Organizations in 1985.

Commenting on his appointment, Dorman Followwill stated: "I am honored to join the Sorrento Board for many reasons, but primarily because of the strength of the firm's portfolio.  I am compelled by the platform to target intracellular immunotherapy, one of the Holy Grails in drug discovery, as well as the potential franchise molecule, resiniferatoxin, to address currently unmanageable pain, including cancer pain in terminal patients.  These novel therapies will prove to truly help patients all over the world, driving significant value both medically and financially."

David Lemus, age 54, currently serves as a non-executive board member of BioHealth Innovation, Inc., The MIT Club of Washington DC and Proteros BioScience GmbH. Most recently, from January 2016 to May 2017, he served as Interim Chief Financial Officer and Chief Operating Officer of Medigene AG, a publicly-listed German biotechnology company focused on T-Cell-Receptor based immunotherapies. Prior to that time, at Sigma Tau Pharmaceuticals, Inc., he served in the roles of Chief Executive Officer, Chief Operating Officer, and V.P. Finance in the period from 2011 to 2015. Before this, Mr. Lemus launched Germany’s first biotech IPO, serving as Chief Financial Officer and Executive V.P. of MorphoSys AG from 1998 to 2011. Prior to his role at MorphoSys AG, he held various positions, including Operations Manager and Controller (Pharma International Division) at Hoffman La Roche, Group Treasurer of Lindt & Spruengli AG and Treasury Consultant for Electrolux AB. Mr. Lemus received an M.S. from the Massachusetts Institute of Technology Sloan School of Management in 1988 and a B.S. in Accounting from the University of Maryland in 1984. Mr. Lemus is also a certified public accountant licensed in the State of Maryland.

Also commenting on his appointment, Dave Lemus added, “I am very excited to join Sorrento as the company moves to the next stage of growth, focusing its unique immuno-oncology approach, progressing its R&D pipeline, and building its commercial and manufacturing capabilities.”

"We are very pleased with the appointments of Dorman and Dave", stated Dr. Henry Ji, Chairman and Chief Executive Officer at Sorrento. "We believe their expertise and outstanding contributions in their respective fields will prove invaluable as we launch into the next stage of our development. With a strong focus towards progressing our current assets through clinical stages, streamlining our operations and maximizing the value of past ventures, we look forward to their guidance and leadership in helping us to provide novel therapeutic approaches for cancer patients and building outstanding shareholder value in the process."

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to turn malignant cancers into manageable and possibly curable diseases. Sorrento's multimodal multipronged approach to fighting cancer is made possible by its’ extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”), intracellular targeting antibodies (“iTAbs”), antibody-drug conjugates (“ADC”), and clinical stage oncolytic virus (“Sephrevir®”).

Sorrento's commitment to life-enhancing therapies for cancer patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule in Resiniferatoxin (“RTX”) and ZTlido. Resiniferatoxin is completing a phase IB trial in terminal cancer patients. ZTlido is in regulatory review following NDA re-submission.

For more information visit www.sorrentotherapeutics.com

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Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento's ability to leverage the expertise of management, including members of its Board of Directors, employees and partners to assist the company in the execution of its strategies; Sorrento's advances made in developing RTX and human monoclonal antibodies using its proprietary G-MAB fully human antibody technology, if any;  Sorrento's use of G-MAB generated CARs to enhance the potency of its CAR.TNKs; and other matters that are described in Sorrento's Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations

Contact: [Contact]

Telephone: 1.858.203.4120

Email: mediarelations@sorrentotherapeutics.com

Website: www.sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

ZTlido™ and G-MAB™ are trademarks owned by Scilex Pharmaceuticals, Inc. and Sorrento, respectively.

Seprehvir®, is a registered trademark of Virttu Biologics Limited, a wholly-owned subsidiary of TNK Therapeutics, Inc. and part of the group of companies owned by Sorrento Therapeutics, Inc.

All other trademarks are the property of their respective owners.

© 2017 Sorrento Therapeutics, Inc. All Rights Reserved.

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